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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) relating to the 1997 Employee Stock Option Plan, 1998 Stock Plan and 1999 Employee Stock Purchase Plan of ZapMe! Corporation of our report dated April 2, 1999 (except as to Note 8, for which the date is October 19, 1999) with respect to the financial statements of ZapMe! Corporation as of December 31, 1997 and 1998, and for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, included in the Registration Statement (Form S-1, No. 333-84557), as amended, and the related Prospectus of ZapMe! Corporation, filed with the Securities and Exchange Commission.

                                                          /s/ ERNST & YOUNG LLP



Walnut Creek, California
October 19, 1999